EXHIBIT 10.04

EXECUTIVE SERVICES AGREEMENT

THIS AGREEMENT, made as of January 1, 2016 by and between Ronald Conquest, an individual, (the “Executive”) and Nexeon MedSystems Inc, a Nevada corporation, (the “Company”).

WHEREAS, the Company wishes to retain the services of Ronald Conquest as its Director and Chief Operating Officer;

NOW THEREFORE, In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree to the following:

1.          ENGAGEMENT. The Company hereby retains the executive management services of the Executive as a Director and its Chief Operating Officer (COO) on a full time basis. Executive shall report to the Chief Executive Officer of the Company and his duties shall include managing all aspects of the day-to-day operations of the Company’s business. Executive’s services will commence on the date set forth herein above or such other date as the parties may mutually agree (the “Commencement Date”).

2.         DUTIES.

2.1     Position. Executive as Chief Operating Officer shall be in charge of faithfully and diligently running the Company’s operations.

2.2     Reasonable Efforts. Executive will provide his reasonable efforts on behalf of the Company, and will abide by all policies made by the Manager and the Company’s Board of Directors, if any, as well as all applicable federal, state, and local laws and regulations. Executive shall act in the best interest of the Company at all times. Executive shall be obligated to devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company and shall spend no less than ninety five percent (95%) of his professional time pursing the interests of the Company. Executive may serve as a director, manager and owner of other enterprises or engage in such other charitable, civil, and similar pursuits, none of which shall compete at any time with any of the Company’s interests.

2.3     Services. Executive's responsibilities shall include but not be limited to the following:

Managing all aspects of the day to day operations of the Company;

Obtaining any managing the compliance of all necessary regulatory approvals;

Managing the Legal and Accounting functions of the Company;

Sourcing funds through financings, grants, or matching funds; and

Development of strategic relationships.

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2.4     Work Location. Executive's principal place of work shall be located in Lexington, Kentucky or such other location as the parties may mutually agree upon from time to time. The Company has no objection if the Executive chooses to work from his home.

3.          COMPENSATION AND BENEFITS.

3.1     Salary. Executive will be paid a salary (“Salary”) in the amount of $100,000 beginning January 1, 2016 and ending September 30, 2016. Executive’s salary for the year beginning October 1, 2016 and ending September 30, 2017 shall be $138,000 per year. Executive’s salary for the year beginning October 1, 2017 and for each succeeding year shall be $174,000 per year. Such salary amounts shall be payable in equal bi-weekly increments on the 15th and last day of each month. At the discretion of Executive Company shall enter into a consulting agreement with an entity designated by Executive to provide the services of Executive on the same terms and conditions as provided for herein.

3.2     Benefits. Executive will receive four (4) weeks paid vacation every twelve (12) months, subject to the Company’s policies adopted from time-to-time relating to accrual and scheduling of vacations. If the Executive requests more than four (4) weeks’ vacation every twelve (12) months, any and all vacation beyond four (4) weeks shall be without compensation. In addition Executive shall receive additional compensation for the cost of Executive and his spouse Medicare and Medicare Supplement Health Insurance. If Executive’s employment is terminated for any reason other than for Cause for six (6) months after termination, Company will pay compensation for health coverage.

The foregoing Executive compensation is subject to such raises, bonuses, incentives, or additional benefits and/or plans as the Company, in its discretion, may grant Executive from time-to-time or are made available to other Executive s of the Company

3.3     Expenses. The Executive shall be reimbursed for documented travel and lodging expenses and any other out of pocket Company related expenses in the normal course of business. Company shall provide Executive with a Credit or Debit Card to be used exclusively for expenses directly related to the operation of the Company. In the event the Company does not provide a Credit or Debit care then the Company shall advance the sum of $3000 to Executive for use in conjunction with Company expenses and Executive shall submit, from time to time, expense reports and receipts for such expenses and the Company shall advance further sums to Executive for the difference between the submitted expense report and the sum of $3000. Upon the expiration or termination of this Agreement any amount of the $3000 not accounted for by an expense report shall be subtracted from any final amount due Executive from the Company.

3.4     Annual Bonus. Executive shall be entitled to receive a yearly annual bonus. The amount of such bonus shall be based upon criteria established by the Compensation Committee of the Board of Directors. Provided, however, such bonus shall not exceed twenty percent (20%) of Executive’s annual base salary in effect for the period for which the bonus is granted. During the term of this Agreement, the yearly annual bonus shall be paid within thirty (30) days of the anniversary date of this agreement.

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3.5      Stock Award. Upon inception of the Company at 12/07/2015 the Company shall issue to Executive 500,000 shares of the Company’s Common Stock in the amount of 500,000 shares of the Company’s Common Stock (the “Shares”). 212,000 of the Shares shall Vest as of the date hereof and the remaining 288,000 shares shall Vest at the rate of 8,000 shares per month for thirty six (36) months.

3.6     Forfeiture of Stock Not Vested. The stock certificate evidencing the Shares shall be registered on the Company's books in the name of the Executive and delivered to him. The Company reserves the right to place a legend on the Shares restricting the transferability of such shares pursuant to SEC Rule 144. Even though some of the Shares may not yet be vested, the Executive shall be entitled to all rights of a stockholder of the Company, including the right to vote and receive dividends with respect to such Shares. Any Shares not Vested at the end of the Term, or pursuant to Section 4 hereof, shall be deemed forfeited and shall be deemed transferred to the Company. Any Shares, which are not yet be vested, are not transferable by the Executive by means of sale, assignment, exchange, pledge, or otherwise. Vested shares shall nevertheless continue to be subject to any restriction imposed under applicable securities laws.

4.          TERM AND TERMINATION

4.1     Term. The term of this Agreement is four (4) years from the “Commencement Date” (the “Term”) and this Agreement shall automatically renew for additional one year periods unless a termination notice is provided in writing to the other party 90 days prior to the expiration of the Term. The Term may however be terminated earlier as set forth in section 4.2 below.

4.2     Termination.

(a)     Without Cause. If the Company terminates Executive ’s employment during the Term hereof without Cause, then the Company will be responsible to pay Executive ’s then existing Salary and benefits for a period equal to fifty percent (50%) of the remaining Term of this Agreement.

(b)     With Cause. If the Company terminates Executive ’s employment for Cause at any time, the Company’s sole responsibility shall be to pay Executive ’s then existing Salary, benefits, and expenses through the date of termination.

(c)     Cause. As used in this Agreement, “Cause” for the Company to terminate this Agreement shall mean: (1) Executive ’s conviction of, or plea of guilty or nolo contendere, to a felony or any crime involving moral turpitude; (2) an act of personal dishonesty by Executive in connection with his responsibilities as an executive of the Company; (3) an act by Executive that constitutes willful misconduct or material negligence in the performance of his duties that is not rectified within 30 days following written notification by the Company; (4) Executive ’s repeated and unexplained or unjustified absence from performing his duties for the Company.

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(d)     Termination upon Death or Disability. Executive's employment shall be terminated upon the death of the Executive. In the event of the Disability (as hereinafter defined) of the Executive during his employment, the Company shall have the right to terminate the employment of Executive upon giving Ninety (90) days advance written notice to that effect to the Executive, provided that the Executive shall not have returned to active service with the Company prior to the end of such Ninety (90) day notice period. For purposes of this Agreement, the term "Disability" shall mean any physical or mental disability or incapacity that can be reasonably diagnosed by a licensed physician to result in death or that will render the Executive incapable of performing the essential functions required of the Executive in accordance with the obligations set forth in Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating to nine (9) months during any consecutive twelve (12) month period. If Executive is terminated as a result of Disability Executive will receive or in the event of death, Executive's estate or heirs will receive, a severance payment equivalent to one year’s Salary and benefit in effect at the time of death, less federal and state income and employment taxes.

(e)     Termination for Good Reason. The Executive, upon ninety (90) days’ prior written notice given to the Company, shall have the right at any time to terminate the Executive’s employment with the Company for Good Reason. “Good Reason” shall mean (i) the occurrence, without the Executive’s express written consent, of a material reduction in the level of the Executives compensation or material reduction in Executive’s duties and responsibilities, unless such reduction applies to all similarly situated employees; (ii) a demand, without the Executive’s express written consent, that the Executive relocate to an office of the Company more than fifty (50) miles from the office in which the Executive was previously employed; or (iii) the Company’s uncured breach of a material term of this Agreement. In the event the Executive’s employment is terminated for Good Reason, Executive will receive a severance payment equivalent to six (6) months of Base Salary and benefits, less federal and state income and employment taxes.

(f)     Change in Control. If the Company terminates Executive’s employment during the Term hereof as a result of a Change in Control, then the Company will be responsible to pay Executive ’s then existing Salary and benefits for the remaining Term of this Agreement.

(g)     As used in this Agreement, a "Change in Control" of the Company shall mean the occurrence of any of the following: i) any person, group or organization, other than the Executive, is or becomes the beneficial owner, directly or indirectly, of securities or membership interests of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities or membership interests then having the right to vote for the election of the Company Manager or a Board of Director of the Company; or ii) the individuals who at the Effective Date of this Agreement constitutes the Manager of the Company or Board of Directors, if any, of the Company cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by the Executive; or iii) the business or over fifty percent (50%) of the business revenues of the Company for which the Executive's services are principally performed is or are sold or otherwise disposed of by the Company (including a subsidiary of the Company).

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(h)     Conditions to Receive Severance. As a condition to receiving any severance, Executive agrees to execute a full general release satisfactory to the Company, releasing all claims, known or unknown that Executive may have against Company arising out of or in any way related to Executive's employment or termination of employment with Company prior to receipt of the severance package.

(i)     Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for Cause and the Executive's right to terminate that (i) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the breaching party having substantially cured or remedied such breach during such thirty (30) day period, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

5.          DISCLOSURE OF INFORMATION, ASSIGNMENT OF INTELLECTUAL PROPERTY, AND RESTRICTIVE COVENANT:

5.1     Executive acknowledges that the Company is in the business of developing, producing, and selling advanced medical technologies from which the Company has developed a reputation. extensive "know-how", and trade secrets relating to its business and its customers, some of which Executive will obtain the knowledge of while employed by the Company; which the Company has spent substantial amounts of effort and money to accumulate this know-how and trade secrets and develop its reputation and its relationship with its present and future clients.

5.2     Confidential Information. Executive recognizes and acknowledges that the Company’s Confidential Information includes information or trade secrets relating to the properties, composition or structure of the Company’s products or proposed products or the development, formulation or processing thereof or hardware, information technology and software therefore or the Company’s business, including, without limitation, any and all patents, patents-pending, patent applications, copyrights, trademarks, service marks, patentable processes and/or products in development, or any other intellectual property, all trade secrets and proprietary information concerning the Company’s business and affairs, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer or supplier lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs and database technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devices, know-how, discoveries, concepts, ideas, designs, method, algorithms, names and expertise of Executive s and consultants, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information, whether or not marked “confidential. Additionally, Executive recognize that in the course of Executive ’s duties, Executive will have access to similar information of the Company’s customers, suppliers or other entities which the Company is required by contract or professional business practices to keep confidential, and which shall also be deemed as Confidential Information and which Executive agrees to treat as such. Executive will not, during or after the term of this Agreement, in whole or in part, disclose any Confidential Information to any person, firm corporation, association or other entity for any reason or purpose whatsoever, nor shall Executive make use of such information and property for his own purposes or for the benefit of any other person, firm, corporation, association or any other entity (except for the Company) under any circumstances during or after the term of this agreement.

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5.3     Assignment of Intellectual Property. Executive agrees to assign and hereby assigns to the Company (the “Assignment”) any and all rights, improvements, and copyrightable or patentable subject matter and other intellectual property relating to the Company business, which Executive conceives or develops, either alone or with others, or which otherwise arise during the term of Executive’s employment with the Company and for a period of six (6) months thereafter (“Assignable Property”). Executive agrees not to assert any rights against the Company or seek compensation from the Company for the foregoing assignment or the Company’s use of Assignable Technology. Executive will promptly disclose to the Company all knowledge that Executive obtains regarding Assignable Property, and at the request of the Company, and without expense or additional compensation, Executive will provide the Company with whatever assistance, including (i) signing whatever documents as are requested by the Company to further evidence and perfect the Assignment and obtain for the Company patents, copyright protection, assignment of rights and protection of trade secrets, or (ii) taking any other action the Company deems appropriate for securing or protecting its rights in Assignable Property or other intellectual property of the Company.

5.4     Company Property. Executive recognizes that all materials that are or which may come into Executive's possession during Executive's employment with the Company relating to the nature, operation, or activities of the Company remain the Company's property. Such materials may consist of agreements, invoices, memoranda, books, forms, reference materials, computer programs, trade secrets, copyrights, trademarks, specifications, designs, programming, promotional material, advertising material, selling material, financial material, address books, lists, rolodexes, notes, information pertaining to negotiations, pricing procedures, technical data and the like unless such property belongs to Executive prior to his employment. The Company is aware that the Executive has books, documents, and other items acquired prior to his employment that he will use in his day to day work. All such materials are the Company's property and Executive will not copy or make extracts of any such materials and will promptly return all such materials to the Company upon demand or, regardless of whether such demand is made, after the termination of Executive’s employment with the Company.

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5.5     Limited Non-Competition. For the period the Executive is paid and for two (2) years after the Executive leaves the employment of the Company and or ceases to be an Officer and Director of the Company, Executive shall not become, directly or indirectly, an Executive of, or provide consulting services for, or have any ownership interest in, any other business entity that manufactures or sells “Competitive Products”. As used herein, “Competitive Products” means: any medical technology or devices, which the Company develops or acquires the right sell from time to time during the term of this Agreement.

5.6     Executive acknowledges that the foregoing provision’s restrictions and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that in the event such restriction or limitation is deemed to be unreasonable by an arbitration panel, then the Executive and the Company agrees to submit to the reduction of said restriction and limitation to such as the Court may deem reasonable.

5.7     It is the desire and intent of the parties that the provisions of this paragraph shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this Agreement or portion of this paragraph shall be adjudicated to be invalid or unenforceable, then the subject provision or paragraph shall be deemed amended or deleted there from, and the provision or paragraph adjudicated to be invalid and unenforceable shall be deemed revised in accordance with any such jurisdiction. Such deletion or revision, however, applies only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

5.8     In the event of a breach of, or threatened breach by the Executive of, of the provisions of §5, the Company shall be entitled to an injunction restraining the Executive from violating these covenants. Nothing herein shall be construed as prohibiting the Company from pursuing any and all other remedies available to it for such breach or threatened breach including recovery of damages from the Executive, which such damages shall be paid promptly, excluding the cost of collection thereof.

6.          GENERAL

6.1     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's, heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither party may assign this Agreement without the consent of the other party. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

6.2     Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

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6.3     Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

6.4     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Kentucky.

6.5     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to the company shall be sent to the attention of the Company's Manager and Board of Directors, if any.

6.6     Counterparts. The parties hereto agree that this Agreement may be executed in identical counterparts. This Agreement will be binding and enforceable on all parties even though signed in counterparts.

6.7     Entire Agreement. This Agreement constitutes the entire understanding between executive and the Company relating to Executive's employment. This agreement supersedes and replaces any prior verbal or written agreements between the Company and Executive. This Agreement may not be modified or amended except by a written agreement signed by both Executive and the Manager of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

6.8     Non-Solicitation of Executives. Executive agrees that for a period of two (2) years after termination, Executive shall not recruit, attempt to recruit, or directly or indirectly participate in the recruitment of any Company Executive, provided however, any general public recruitment responded to by Company Executive s will not be a breach this Agreement.

6.9     Non-Solicitation of Customers or Prospects. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any current or former customer, prospect or supplier of the Company in a manner that directly competes with the Business.

6.10     Additional Representations of Executive. Executive represents and warrants to the Company that Executive is not party to any written or oral agreement with any third party that would restrict Executive's ability to enter into the Confidentiality and Proprietary Information Agreement or to perform Executive’s obligations hereunder and that Executive will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, no solicitation or other covenant in favor of any third party.

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6.11     Indemnity. The Company agrees to indemnify, defend, and hold harmless the Executive to the fullest extent permitted by law for any and all acts or non-action Executive may have committed during the period during which he was an officer, director and/or Executive of the Company or any subsidiary thereof, or of any other entity of which he served as an officer, director or Executive at the request of the Company. The indemnity shall include any and all claims, liability, costs, and expenses, including any and all costs of litigation and defense, including attorney’s fees, arising from or in connection with any and all claims and causes of actions for liabilities, damages, losses, expenses or proceeding against the Executive to which Executive may be made a party by reason of being an officer, director, or Executive of the Company, any subsidiary or affiliate, or any other corporation the Executive serves as an officer, director, or Executive at the Company’s request. In addition the Company agrees to obtain a directors and officers liability insurance policy covering the executive and to continue and maintain such policy. The amount of coverage shall be reasonable in relation to the Executive's position and responsibilities during the term of employment but in no event shall the amount of coverage be less than three million dollars ($3,000,000) in the aggregate provided that the cost and availability of such insurance is reasonable within the marketplace. The Company hereby agrees that this obligation of indemnification survives the expiration or termination of this Agreement.

In Witness whereof the parties hereto have signed or caused to be signed this Agreement as of the dated first set forth above.

Ronald Conquest (“Executive ”)

By:	/s/ Ronald Conquest
Ronald Conquest , Individually

Nexeon MedSystems Inc (“Employer”)

By:	/s/ William M. Rosellini
William M. Rosellini, CEO

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